EXHIBIT 99.3

745 Seventh Avenue New York, NY 10019 United States

January 9, 2017

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 5, 2016, to the Board of Directors of Windstream Holdings, Inc. (the “Company”), as Annex D to the joint proxy statement/prospectus that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of the Company, as filed by the Company on January 9, 2017 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and EarthLink Holdings Corp. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary — Opinion of Windstream’s Financial Advisor”, “The Mergers — Background of the Mergers”, “The Mergers — Windstream’s Reasons for the Mergers; Recommendation of Windstream’s Board of Directors”, “The Mergers — Opinion of Windstream’s Financial Advisor”, and “The Mergers — Certain Prospective Financial Information of Windstream.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.
By:	/s/ Ricardo Zubieta
Name:	Ricardo Zubieta
Title:	Managing Director